AMENDMENT AND WAIVER NO.1 TO THE REVOLVING

CREDIT AGREEMENT

AMENDMENT AND WAIVER NO. 1 dated as of August 13, 2003 ("Amendment No. 1") to the Revolving Credit Agreement dated as of June 30, 2003 (as amended from time to time, the "Credit Agreement") among NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a not-for-profit cooperative association incorporated under the laws of the District of Columbia (with its successors, the "Borrower"), the BANKS listed on the signature pages thereto (together with their successors, the "Banks"), THE BANK OF TOKYO MITSUBISHI, LTD, NEW YORK BRANCH, JPMORGAN CHASE BANK, and BANC OF AMERICA SECURITIES LLC, as Co-Documentation Agents, ABN AMRO BANK N.V., as Syndication Agent, and THE BANK OF NOVA SCOTIA, as Administrative Agent (with its successors in such capacity, the "Administrative Agent").

W I T N E S S E T H:

WHEREAS, the parties hereto have heretofore entered into the Credit Agreement; and

WHEREAS, the Borrower has informed the Banks that certain financial information provided to the Banks prior to the date hereof will be restated to reflect certain non-cash adjustments related to foreign currency denominated debt required to be recorded pursuant to SFAS 52 (the "SFAS 52 Adjustments"); and

WHEREAS, the Borrower has requested the Banks amend the Credit Agreement to exclude the SFAS 52 Adjustments for the purpose of determining compliance with certain covenants in the Credit Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Credit Agreement shall, on and after the date hereof, refer to the Credit Agreement as amended hereby.

SECTION 2. New Definition. Section 1.01 of the Credit Agreement is amended by adding the following new definition in appropriate alphabetical order:

"SFAS 52" means Statement of Financial Accounting Standards No. 52 entitled "Foreign Currency Translations", issued December, 1981 by the Financial Accounting Standards Board.

SECTION 3. Covenant Amendments. Each of Section 5.09(a), Section 5.13 and Section 5.14 of the Credit Agreement is amended by replacing the words "non-cash income and expenses of the Borrower related to SFAS 133" in each such section with "non-cash income, expenses or adjustments of the Borrower required to be made pursuant to SFAS 133 and SFAS 52".

SECTION 4. Waiver. Each of the Banks hereby waives any Default or Event of Default arising prior to the date hereof, but only to the extent that such Default or Event of Default was caused solely by the Borrower's failure to reflect the SFAS 52 Adjustments in the financial statements for the 2002 fiscal year ending May 31, 2002 (or any fiscal quarter of such fiscal year) and for the fiscal quarters ending August 30, 2002, November 30, 2002 and February 28, 2003.

SECTION 5. No Other Waivers. Other than as specifically provided herein, this Amendment No. 1 shall not operate as a waiver or amendment of any right, power or privilege of the Banks under the Credit Agreement or of any other term or condition of the Credit Agreement nor shall the entering into of this Amendment No. 1 preclude the Banks from refusing to enter into any further waivers or amendments with respect to the Credit Agreement.

SECTION 6. Representation of Borrower. The Borrower represents and warrants that, immediately after the effectiveness hereof, no Default or Event of Default shall have occurred and be continuing on such date.

SECTION 7. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8. Counterparts; Effectiveness. This Amendment No. 1 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment No. 1 shall become effective as of the date hereof when the Administrative Agent shall have received duly executed counterparts hereof signed by the Borrower and the Required Banks (or, in the case of any party as to which an executed counterpart shall not have been received, telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the day and year first above written.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By: /s/ Steven L. Lilly

Name: Steven L. Lilly
Title: Sr. Vice President & Chief Financial Officer

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:/s/ Fraser Williams

Name: Fraser Williams
Title: Managing Director

THE BANK OF NOVA SCOTIA

By:/s/ Frank Sandler

Name: Frank Sandler
Title: Managing Director

BANK OF AMERICA, N.A.

By: /s/ Shelly K. Harper

Name: Shelly K. Harper
Title: Principal

JPMORGAN CHASE BANK

By: Thomas Casey

Name: Thomas Casey
Title: Vice President

ABN AMRO BANK N.V.

By: /s/ Neil R. Stein

Name: Neil R. Stein
Title: Group Vice President

By: /s/ Michael De Marco

Name: Michael De Marco
Title: Assistant Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD.,
NEW YORK BRANCH

By: /s/ Linda Tam

Name: Linda Tam
Title: Authorized Signatory

TORONTO DOMINION (TEXAS), INC.

By: /s/ Rachel Suiter

Name: Rachel Suiter
Title: Vice President